Moqizone Holding Corporation
Hongkong, China

Gentlemen:

             We consent to use our report dated April 15, 2010 accompanying the financial statements of Mobizone Holding Limited contained in the Form S-1 under the Securities Exchange Act of 1933. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Paritz & Co., PA
Paritz & Company, P.A.

Hackensack, New Jersey
June 17, 2010